Exhibit 10.4

2005 LONG-TERM INCENTIVE CASH AWARD

GRANTED UNDER
RYDER SYSTEM, INC. 2005 EQUITY COMPENSATION PLAN

TERMS AND CONDITIONS

     The following terms and conditions apply to the long-term cash incentive award (the “Award”) granted by Ryder System, Inc. under the Ryder System, Inc. Plan as specified in the Award Notification Letter (the “Notification Letter”) to which these terms and conditions are appended. Certain terms of the Award, including the performance goals and payout amounts, are set forth in the Notification Letter. The terms and conditions contained herein may be amended by the Committee as permitted by the Plan. Capitalized terms used herein and not defined shall have the meaning ascribed to such terms in the Plan or the Notification Letter.

1.	General. The Award represents the right to receive a cash payment based on the attainment of certain financial performance goals, on the terms and conditions set forth herein, in the Notification Letter, and in the Plan, the applicable terms, conditions and other provisions of which are incorporated by reference herein. A copy of the Plan and the documents that constitute the “Prospectus” for the Plan under the Securities Act of 1933, have been delivered to the Participant prior to or along with delivery of the Notification Letter. In the event there is an express conflict between the provisions of the Plan and those set forth in these terms and conditions, the terms and conditions of the Plan shall govern.

2.	Financial Performance Goals; Performance Period. The Award was made to provide additional emphasis on and incentive for the attainment by the Company of certain levels of net operating revenue growth, earning per share growth (excluding the effect of pension) and return on capital during the period beginning on April 1, 2005 through December 31, 2007 (the “Performance Period”).

The performance goals (i.e., threshold, target and maximum amounts) and target payout amounts (expressed as a percentage of the Participant’s Eligible Base Salary for the twelve (12) month period ended December 31, 2005) are set forth in the Notification Letter. For purposes of the Award, Eligible Base Salary means the annual rate of pay for the twelve month period specified in the Notification Letter, excluding all other compensation paid to the Participant during the year, including but not limited to bonus, incentives, commissions, employee benefits, relocation expenses, and any imputed income for which the Participant may be eligible. As soon as practicable after the end of the Performance Period, the Committee will determine the attainment of the Performance Goals, to the extent applicable, in accordance with generally accepted accounting principles (“GAAP”), without regards to, (i) extraordinary items, (ii) changes in accounting methods, (iii) unusual or non-recurring items or (iv) the effect of pension, and such determination will be final and binding.

3.	Payment. Subject to Section 5 below, amounts due under the Award will be payable in cash to the Participant six (6) months following the end of the Performance Period (the “Payment Date”), provided that the Participant is, on the Payment Date, and has been from the first day of the Performance Period through the Payment Date, continuously employed by the Company or a Subsidiary. For purposes of these terms and conditions, the Participant shall not be deemed to have terminated his or her employment with the Company and its Subsidiaries if he or she is then employed by the Company or another Subsidiary without a break in service.

4.	Termination of Employment; Forfeiture. Notwithstanding the Payment Date set forth in the Notification Letter, the Award will terminate and no amounts will be paid under the Award following the termination of the Participant’s employment as follows:

(a)	Resignation by the Participant or Termination by the Company or a Subsidiary: The Award will terminate and no amounts will be paid under the Award. If the Participant’s employment is terminated by the Company or a Subsidiary for Cause, then the Company shall have the right to reclaim and receive from the Participant any amounts paid to the Participant under the Award during the one year period before the date of the Participant’s termination of employment.

(b)	Death, Disability or Retirement: If the death, Disability or Retirement occurs after the end of the Performance Period, the Participant (or his or her Beneficiary, in the event of death) shall receive all amounts due to him or her under the Award on the Payment Date. If the death, Disability or Retirement occurs during the Performance Period and the Participant would have received a payment under the Award but for his or her death, Disability or Retirement, the Participant (or his or her Beneficiary, in the event of death) will receive a pro-rata payment on the Payment Date based on the number of months worked during the Performance Period, subject to the discretion of the Committee to reduce or cancel such payment.

(c)	Proscribed Activity: If, during the Proscribed Period but prior to a Change in Control, the Participant engages in a Proscribed Activity, then the Company shall have the right to reclaim and receive from the Participant any amounts paid to the Participant under the Award during the one year period before the date of the Participant’s termination of employment.

5.	Withholding Taxes. The Company will deduct from all payments made under the Award any federal, state or local taxes required by law to be withheld with respect thereto.

6.	Change in Control. In the event a Change in Control occurs after the last day of the Performance Period but before any or all Payment Dates, the Participant’s Account shall vest and be distributed as soon as practicable following such Change in Control. If a Change in Control occurs during the Performance Period, the Participant will be entitled to receive payments under the Award based on the maximum amount that would be paid assuming the target level of performance is achieved. Any such amounts will be paid as soon as practicable following the Change in Control. To the extent (i) Participant’s employment was terminated by the Company other than for Cause or Disability during the 12 month period prior to the Change in Control, (ii) during such 12 month period the Participant did not engage in a Proscribed Activity, and (iii) the Committee determines, in its sole and absolute discretion, that the decision related to such termination was made in contemplation of the Change in Control, then the Participant shall be treated as if he or she had remained employed with the Company until the date of the Change in Control.

7.	Definitions. Capitalized terms used above that are not defined below have the meanings set forth in the Plan.

(a)	“Cause” shall have the meaning set forth in any individual, valid, written agreement between the Participant and the Company or any Subsidiary, or, if none exists, shall mean a determination of “Just Cause” under the Ryder Severance Plan, as in effect on the first day of the Performance Period. Notwithstanding the foregoing, during the three year period following a Change in Control, in no event shall a failure to meet performance expectations constitute Cause unless such failure was willful.

(b)	“Change in Control” occurs when

(i)	any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) (a “Person”) becomes the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; provided, however, that for purposes of this subparagraph (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition by any employee benefit plan or plans (or related trust) of the Company and its subsidiaries and affiliates or (B) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subparagraph (iii) below; or

(ii)	the individuals who, as of August 18, 1995, constituted the Board of Directors of the Company (the “Board” generally and as of August 18, 1995 the “Incumbent Board”) cease for any reason to constitute at least two-thirds (2/3) of the Board, provided that any person becoming a director subsequent to August 18, 1995 whose election, or nomination for election, was approved by a vote of the persons comprising at least two-thirds (2/3) of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) shall be, for purposes of this Plan, considered as though such person were a member of the incumbent Board; or

(iii)	there is a reorganization, merger or consolidation of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company’s outstanding Shares and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities ordinarily having the right to vote for the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company’s outstanding Shares and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan or plans (or related trust) of the Company or such corporation resulting from such Business Combination and their subsidiaries and affiliates) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities of the corporation resulting from such Business Combination and (C) at least two-thirds (2/3) of the members of the board of directors of the corporation resulting from such Business combination were members of the incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business combination; or

(iv)	there is a liquidation or dissolution of the Company approved by the shareholders; or

(v)	there is a sale of all or substantially all of the assets of the Company.

(c)	“Disability” means an injury or illness that entitles the Participant to long-term disability payments under the Company’s Long-Term Disability Plan, as in effect from time to time.

(d)	“Proscribed Activity” means any of the following:

(i)	the Participant’s breach of any written agreement between the Participant and the Company or any of its Subsidiaries, including any agreement relating to nondisclosure, noncompetition, nonsoliciation and/or nondisparagement;

(ii)	the Participant’s direct or indirect unauthorzied use or disclosure of confidential information or trade secrets of the Company or any Subsidiary, including, but not limited to, such matters as costs, profits, markets, sales, products, product lines, key personnel, pricing policies, operational methods, customers, customer requirements, suppliers, plans for future developments, and other business affairs and methods and other information not readily available to the public;

(iii)	the Participant’s direct or indirect engaging or becoming a partner, director, officer, principal, employee, consultant, investor, creditor or stockholder in/for any business, proprietorship, association, firm or corporation not owned or controlled by the Company or its Subsidiaries which is engaged or proposes to engage in a business competitive directly or indirectly with the business conducted by the Company or its Subsidiaries in any geographic area where such business of the Company or its Subsidiaries is conducted, provided that the Participant’s investment in one percent (1%) or less of the outstanding capital stock of any corporation whose stock is listed on a national securities exchange shall not be treated as a Proscribed Activity;

(iv)	the Participant’s direct or indirect, either on the Participant’s own account or for any person, firm or company, soliciting, interfering with or inducing, or attempting to induce, any employee of the Company or any of its Subsidiaries to leave his or her employment or to breach his or her employment agreement;

(v)	the Participant’s direct or indirect taking away, interfering with relations with, diverting or attempting to divert from the Company or any Subsidiary any business with any customer of the Company or any Subsidiary, including (A) any customer that has been solicited or serviced by the Company within one (1) year prior to the date of termination of Participant’s employment with the Company and (B) any customer with which the Participant has had contact or association, or which was under the supervision of Participant, or the identity of which was learned by the Participant as a result of Participant’s employment with the Company;

(vi)	the Participant’s making of any remarks disparaging the conduct or character of the Company or any of its Subsidiaries, or their current or former agents, employees, officers, directors, successors or assigns; or

(vii)	the Participant’s failure to cooperate with the Company or any Subsidiary, for no extra compensation (other than reimbursement of expenses), in any litigation or administrative proceedings involving any matters with which the Participant was involved during the Participant’s employment with the Company or any Subsidiary.

(e)	“Proscribed Period” means the period beginning on the date of termination of Participant’s employment and ending on the later of (A) the one year anniversary of such termination date or (B) if the Participant is entitled to severance benefits in the form of salary continuation, the date on which salary continuation is no longer payable to the Participant.

(f)	“Retirement” means retirement under the provisions of the Ryder System, Inc. Retirement Plan, or any successor pension plan maintained by the Company, in each case as in effect from time to time.

9.	Other Benefits. No amount accrued or paid under this Award shall be deemed compensation for purposes of computing a Participant’s benefits under any retirement plan of the Company or its Subsidiaries, nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of Participant’s compensation.

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